FORM 4                              U.S. SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549


      Check here if no longer
      subject to Section 16.
      Form 4 or Form 5 obligations
      may continue. See Instr. 1(b).


                          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                        Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                         of the Investment Company Act of 1940.


1.  Name and address:

FARKAS    ROBIN
(Last)   (First)  (Middle)

730 PARK AVENUE
    (Street)

NEW YORK       NY           10021
(City)       (State)        (Zip)

2.  Issuer Name and Ticker or Trading Symbol:  Noodle Kidoodle, Inc., NKID

3.  IRS or Soc. Sec. Number of Reporting Person (Voluntary): ###-##-####

4. Statement for Month/Year:   FISCAL YEAR END 01/31/98

5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)

       X   Director                  10% Owner

           Officer                   Other (specify below)
          (give title
            below)



TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.  Title of   2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of       6. Ownership     7. Nature of
   Security      action      action        or Disposed of (D)              Securities         Form:            Indirect
  (Instr.3)      Date        Code         (Instr. 3,4 and 5)               Beneficially       Direct (D)       Beneficial
                            (Instr.8)                                      Owned at End       Indirect (I)     Ownership
                (Month/                             (A)or                   of Month           (Instr. 4)       (Instr.4)
                 Day/       Code   V       Amount   (D)     Price         (Instr.3 and 4)
                 Year)


























TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of   2.Conver-  3.Trans-  4.Trans-  5.Number   6.Date      7. Title and    8.Price  9.Number  10.Owner-  11.Na-
   Derivative   sion or    action    action    of         Exer-        Amount of      of       of         ship       ture
   Security     Exercise   Date      Code      Deriva-    cisable      Underlying     Deriv-   Deriva-    Form       of In-
   (Instr.3)    Price of            (Instr.8)  tive       and          Securities     ative    tive       of De-     direct
                Deriv-    (Month/              Secur-     Expir-       (Instr. 3      Secur-   Securi-    rivative   Bene-
                Security   Year)               ities      ation         and 4)        ity      ities      Secu-      ficial
                                               Acquired   Date                        (Instr.  Bene-      rity:      Owner-
                                               (A) or     (Month/                       5)     ficially   Direct     ship
                                               Disposed    Day/                                Owned at   (D) or    (Instr.
                                               of (D)      Year)                               End of     Indi-       4)
                                               (Instr.3,                                       Month      rect (I)
                                                 4, 5)    Date Expir          Amount         (Instr.4)  (Instr.4)
                                                          Exer ation          or Num-
                                                          cis  Date           ber of
                                    Code  V    (A)  (D)   able        Title   Shares

Non-Qualified                                                         Common
Stock Option      3.00     4/26/97    T   V   4,000        (1)  (2)   Stock    4,000            4,000         D











Explanation of Responses:


(1)  Exercisable dates:  April 26, 1998   2,000
                         April 26, 1999   2,000

(2)  Expiration date:    April 26, 2002


                               /s/Robin Farkas                    01/29/98
                               Signature of Reporting Person        Date